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                                                                     EXHIBIT 3.1
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                                AGCO CORPORATION

                           CERTIFICATE OF DESIGNATION
                         SETTING FORTH THE PREFERENCES,
                            RIGHTS AND LIMITATIONS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

         AGCO CORPORATION, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 4 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors, by the unanimous written consent of its members, filed with its records, has adopted the following resolution creating a series of its Preferred Stock, par value $0.01 per share, designated as the Series A Convertible Preferred Stock:

                           RESOLVED, by the Board of Directors of AGCO
                  Corporation, that, pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation by
                  Article 4 of the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates and establishes a series of the Preferred Stock of the Corporation, such series to consist of 555 shares of the Corporation's authorized and unissued Preferred Stock, each share having a par value of $0.01, and said Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of such series as set forth in Annex A hereto.

         IN WITNESS WHEREOF, AGCO CORPORATION has caused this Certificate to be executed by its Senior Vice President, and attested to by its Secretary, this 28th day of March, 2001.

                                  AGCO CORPORATION


                                  By: /s/ Donald R. Millard
                                     -----------------------------------------
                                      Donald R. Millard, Senior Vice President


ATTEST:


By:      /s/ Stephen Lupton
   ------------------------------
        Stephen Lupton, Secretary


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                                                                         ANNEX A


                      SERIES A CONVERTIBLE PREFERRED STOCK


         Section 1. Designation and Rank. The number of shares which shall constitute the Series A Convertible Preferred Stock (the "Preferred Stock") shall be 555 shares, $0.01 par value per share. All shares of Preferred Stock shall rank equally and be identical in all respects. The Corporation shall not be restricted from issuing additional securities of any kind, including shares of preferred stock of any class, series or designation (including, without limitation, preferred stock ranking in parity as to rights and preferences with the Preferred Stock now or hereafter authorized).

         Section 2. Dividends. Dividends and other distributions, payable in cash or other property shall be paid on the Preferred Stock equally, ratably and on a parity with such dividends and other distributions paid on the Common Stock, as and when such dividends and other distributions are declared by the Board of Directors of the Corporation, as though the Common Stock and Preferred Stock were one and the same class; provided that in determining the number of shares of Preferred Stock outstanding and entitled to receipt of any such dividend or other distribution, each share of Preferred Stock outstanding shall be deemed to be equal to the number of shares of Common Stock into which one share of Preferred Stock could have been converted on the date on which the holders of Common Stock and Preferred Stock were determined to receive payment of such dividend or other distribution, after giving effect to any adjustments.

         Section 3. Voting Rights. Except as otherwise specifically required by applicable law, the holders of Preferred Stock shall not be entitled to vote or give a consent to or on any matters required or permitted to be submitted to the shareholders of the Corporation for their approval.

         Section 4. Liquidation. The Preferred Stock shall be preferred upon liquidation over the Common Stock and any other class or classes of stock of the Corporation which by its terms expressly provides that it ranks junior in rights and preferences to the Preferred Stock upon liquidation, so that holders of shares of Preferred Stock shall be entitled to be paid, after full payment is made on any stock ranking prior to the Preferred Stock as to rights and preferences, but before any distribution is made to the holders of the Common Stock and such junior stock upon the voluntary or involuntary dissolution, liquidation or winding up of the Corporation. The amount payable on each share of Preferred Stock in the event of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall be $0.01 per share. If, upon any such liquidation, dissolution or winding up of the Corporation, its net assets are insufficient to permit the payment in full of the amounts to which the holders of all outstanding shares of Preferred Stock are entitled as above provided, the entire net assets of the Corporation remaining (after full payment is made on any classes or series of stock ranking prior to the Preferred Stock) shall be distributed among the holders of shares of Preferred Stock in amounts proportionate to the full preferential amounts to which they and holders of shares of preferred shares ranking in parity with the Preferred Stock are entitled. After such payment shall have been made in full to the holders of the Preferred Stock, the holders of the outstanding Preferred Stock shall be entitled to no further

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participation in such distribution of the assets of the Corporation and the remaining assets of the Corporation shall be divided and distributed among the holders of the other classes of stock then outstanding according to their respective rights and shares. For the purpose of this Section 4, the voluntary sale, lease, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation, voluntary or involuntary. Notwithstanding the foregoing, in the event that any holder of Preferred Stock converts its Preferred Stock to Common Stock pursuant to Section 4 hereof, the right to preferential liquidation rights with respect to such converted stock pursuant to this Section 4 shall be immediately terminated.

         Section 5.  Conversion Provisions.

         (a) Subject to the provisions for adjustment hereinafter set forth, each share of Preferred Stock shall be convertible at any time at the option of the holder thereof, upon surrender to the transfer agent for the Preferred Stock of the Corporation of the certificate or certificates evidencing the shares so to be converted, into one thousand fully paid and non-assessable shares of Common Stock of the Corporation.

         (b) The number of shares of Common Stock into which an issued and outstanding share of Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall (x) declare a dividend on the Common Stock in shares of its capital stock (whether shares of Common Stock, Preferred Stock or of capital stock of any other class), (y) split or subdivide the outstanding Common Stock or (z) combine the outstanding Common Stock into a smaller number of shares, each share of Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter entitle the holder of such share of Preferred Stock to receive the aggregate number and kind of shares which, if such share of Preferred Stock had been converted immediately prior to such time, such holder would have owned or have become entitled to receive by virtue of such dividend, subdivision or combination. Such adjustment shall be made successively whenever any event listed above shall occur and, if a dividend which is declared is not paid, each share of Preferred Stock outstanding shall again entitle the holder thereof to receive the number of shares of Common Stock as would have been the case had such dividend not been declared. If at any time, as a result of an adjustment made pursuant to this subsection 5(b)(i), the holder of any share of Preferred Stock thereafter converted shall become entitled to receive any shares of capital stock of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this subsection 5(b).

                  (ii) In the event of any capital reorganization of the Corporation, or of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock), or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other corporation or of the sale of the properties and assets of the Corporation as, or substantially as, an entirety to any other corporation, each share of Preferred


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Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible upon the terms and conditions specified herein, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such share of Preferred Stock shall be convertible (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth in this subsection 5(b) with respect to the rights thereafter of the holders of the shares of Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the shares of Preferred Stock.

                  (iii) If any event occurs, as to which, in the good faith opinion of the Board of Directors of the Corporation, the other provisions of this subsection 5(b) are not strictly applicable or (if strictly applicable) would not fairly protect the conversion rights of the shares of Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such purchase rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the number of shares of Common Stock obtainable upon the conversion of each share of Preferred Stock from that which would otherwise be determined pursuant to this subsection 5(b).

                  (iv) Irrespective of any adjustments in the number or kind of shares obtainable upon the conversion of a share of Preferred Stock, certificates theretofore or thereafter issued may continue to express the same number and kind of shares as are stated on the certificates initially issuable therefor.

         Section 6.  Notices to Holders of Preferred Stock.  In the event:

                  (a) that the Corporation shall authorize the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase capital stock of the Corporation or of any other subscription rights or warrants; or

                  (b) that the Corporation shall authorize the distribution to all holders of Common Stock of evidences of its indebtedness or assets (including, without limitation cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends payable in Common Stock); or

                  (c) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the conveyance or transfer of the properties and assets of the Corporation substantially as an entirety, or of any capital reorganization or reclassification or change of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

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                  (d)      of the voluntary or involuntary dissolution,
         liquidation or winding up of the Corporation; or

                  (e) that the Corporation proposes to take any other action which would require an adjustment in the number of shares of Common Stock or other securities or assets issuable upon conversion of shares of Preferred Stock pursuant to Section 5;

then the Corporation shall cause to be given to each of the registered holders of the Preferred Stock at its address appearing on the Register for the Preferred Stock, at least 20 calendar days prior to the applicable record date, if any, hereinafter specified, or, if no such record date if specified, 20 calendar days prior to the taking of any action referred to in clause (a) through (e) above, by registered mail, postage prepaid, return receipt requested, a written notice stating (i) the date as of which the holders of record of Common Stock to be entitled to receive any such rights, warrants or distribution are to be determined, or (ii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or (iii) the date on which such other action is to be effected, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action. The failure to give the notice required by this Section 6 or any defect therein shall not affect the legality or validity of any distribution, right, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up or other action referred to above, or the vote upon any such action.